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                                                                   EXHIBIT 10.14


IMPERIAL BANK
Entertainment Industries Group

Subject:  Credit Terms and Conditions

Gentlemen:

To induce you to make loans to the undersigned (herein called "Borrower"), and in consideration of any loan or loans you ("Bank"), in your sole discretion, may make to Borrower, Borrower warrants and agrees as follows:

A.   Borrower represents and warrants that:

     1. EXISTENCE AND RIGHTS. Borrower is a corporation duly organized and existing and in good standing under the laws of the State of Delaware, without limit as to the duration of its existence and is authorized and in good standing to do business in the State of California; Borrower has powers and adequate authority, rights and franchises to own its property and to carry on its business as now conducted, and is duly qualified and in good standing in each State in which the character of the properties owned by it therein or the conduct of its business makes such qualification necessary; and Borrower has the power and adequate authority to make and carry out this Agreement.

     2. AGREEMENT AUTHORIZED. The execution, delivery and performance of this Agreement are duly authorized and do not require the consent or approval of any governmental body or other regulatory authority; are not in contravention of or in conflict with any law or regulation or any term or provision of Borrower's articles of incorporation, by-laws, or Articles of Association, as the case may be, and this Agreement is the valid, binding and legally enforceable obligation of Borrower in accordance with its terms.

     3. NO CONFLICT. The execution, delivery and performance of this Agreement are not in contravention of or in conflict with any agreement, indenture or undertaking to which Borrower is a party or by which it or any of its property may be bound or affected, and do not cause any lien, charge or other encumbrance to be created or imposed upon any such property by reason thereof.

     4. LITIGATION. Borrower is aware of no litigation in excess of $50,000 or other proceeding pending or threatened against or affecting Borrower, and Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority. Borrower also agrees to notify you in writing of any future litigation threatened against or affecting Borrower that is reasonably likely to result in damages or costs to Borrower in excess of $500,000.

     5. FINANCIAL CONDITION. The balance sheet of Borrower as of March 31, 1996, a copy of which has heretofore been delivered to you by Borrower, and all other statements and data submitted in writing by Borrower to you in connection with this request for credit are true and correct in all material respects, and said balance sheet fairly presents the financial condition of Borrower as of the date thereof, and has been prepared in accordance with generally accepted accounting principles on a basis consistently maintained. Since such date there have been no material adverse changes in the ordinary course of business. Borrower has no knowledge of any liabilities, contingent or otherwise, at such date not reflected in said balance sheet, and Borrower has not entered into any special commitments or substantial contracts which are not reflected in said balance sheet, other than in the ordinary and normal course of its business, which may have a materially adverse effect upon its financial condition, operations or business as now conducted.
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     6.   TITLE TO ASSETS. Borrower has good title to its assets, and the same are not subject to any liens or encumbrances other than those permitted by Section C.2 hereof.

     7. TAX STATUS. Borrower has no liability for any delinquent state, local or federal taxes, and, if Borrower has contracted with any government agency, Borrower has no liability for renegotiation of profits.

     8. TRADEMARKS, PATENTS. Borrower, as of the date hereof, possesses all necessary trademarks, trade names, copyrights, patents, patent rights, and licenses to conduct its business as now operated, without any known conflict with the valid trademarks, trade names, copyrights, patents and license rights of others.

B. Borrower agrees that so long as it is indebted to you, under borrowings, or other indebtedness, it will, unless you shall otherwise consent in writing:

     1. RIGHTS AND FACILITIES. Maintain and preserve all rights, franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; conduct its business in an orderly manner without voluntary interruption and, if a corporation or partnership, maintain and preserve its existence.

     2. INSURANCE. Maintain public liability, property damage and workers' compensation insurance and insurance on all its insurable property against fire and other hazards with responsible insurance carriers to the extent usually maintained by similar businesses and/or in the exercise of good business judgment.

     3. TAXES AND OTHER LIABILITIES. Pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and all its other liabilities at any time existing, except to the extent and so long as:

          a. The same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse effect upon its financial condition or the loss of any right of redemption from any sale thereunder; and

          b. It shall have set aside on its books reserves (aggregated to the extent required by generally accepted accounting practice) deemed by it adequate with respect thereto.

     4. FINANCIAL COVENANTS. (a) Borrower shall maintain tangible net worth (meaning the excess of all assets, excluding any value for goodwill, trademarks, patents, copyrights, organization expense, all amounts due from affiliates, officers, directors, stockholders and affiliated entities, and other similar intangible items, over its liabilities excluding subordinated debt) of not less than $29,000,000; (b) maintain debt to tangible net worth ratio, defined as total liabilities excluding subordinated debt, divided by tangible net worth (as defined above) of not more than 1.0 to 1.0; (c) maintain a quick ratio (defined as the sum of cash & cash equivalents, marketable securities and accounts receivable to current liabilities) of not less than 1.0 to 1.0; and (d) maintain a fixed charge ratio (meaning the ratio for the proceeding four quarters whose numerator is the sum of
          (i) net income of the Borrower and its subsidiaries after deducting, without duplication, all operating expenses, provisions for all taxes and reserves, and all other proper deductions, (ii) interest expense, and (iii) depreciation and amortization; and whose denominator is the sum of (a) interest expense and (b) the current portion of long term debt and capitalized leases) of not less than 1.25 to 1.0 beginning June 30, 1996; all as computed quarterly and determined in accordance with generally accepted accounting principles on a consolidated basis, after elimination of inter company items, and as consistently maintained by Borrower.
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     5.   OUT OF DEBT REQUIREMENT. Borrower to maintain no indebtedness under the $5,000,000 revolving line of credit (the "Line") for thirty (30) consecutive days per fiscal year. For purposes of this section B.5, "indebtedness" shall include advances under the Line but shall exclude commercial and standby letters of credit issued under the Line.

     6. RECORDS AND REPORTS. Maintain a standard and modern system of accounting in accordance with generally accepted accounting principles on a basis consistently maintained; permit your representatives to have access to, and to examine its properties, books and records at all reasonable times during normal business hours; and furnish you:

          a. As soon as available, and in any event within forty-five (45) days after the close of each quarter of each fiscal year of Borrower, commencing with the quarter next ending, a balance sheet, profit and loss statement and reconciliation of Borrower's capital accounts as of the close of such period and covering operations for the portion of Borrower's fiscal year ending on the last day of such period, all in reasonable detail, prepared in accordance with generally accepted accounting principles on a basis consistently maintained by Borrower and certified by an appropriate officer of Borrower, subject, however, to year-end audit adjustments.

          b. As soon as available, and in any event within ninety (90) days after the close of each fiscal year of Borrower, a report of audit of Company as of the close of and for such fiscal year, all in reasonable detail, with the unqualified opinion of accountants satisfactory to you.

          c. As soon as available, and in any event within fifteen (15) days after the close of each month a liquidity report in form satisfactory to Bank listing cash, cash equivalents, and permitted investments in debt securities.

          d. Within forty-five (45) days after the end of each quarter and within ninety (90) days after the end of fiscal year of Borrower, a certificate of chief financial officer of Borrower, stating that Borrower has performed and observed each and every covenant contained in this Letter to be performed by it and that no event has occurred and no condition then exists which constitutes an event of default hereunder or would constitute such an event of default upon the lapse of time or upon the giving of notice and the lapse of time specified herein; or, if any such event has occurred or any such condition exists, specifying the nature thereof;

          e. Such other information relating to the affairs of Borrower as you reasonably may request from time to time.

     7. NOTICE OF DEFAULT. Promptly notify Bank in writing of the occurrence of any event of default hereunder or which would be such an event upon notice and lapse of time.

C. Borrower agrees that so long as it is indebted to you, it will not, without your written consent, which will not be unreasonably withheld:

     1. OUTSIDE INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness for borrowed moneys other than loans from you except obligations now existing as shown in the financial statement dated December 31, 1995, and excluding those obligations being refinanced by your bank; or sell or transfer, either with or without recourse, any accounts or notes receivable or any moneys due or to become due.

     2. LIENS AND ENCUMBRANCES. Create, incur, or assume any mortgage, pledge, encumbrance, lien or charge of any kind upon any asset now owned, other than liens for taxes not delinquent and liens in your favor except for those already existing as of December 31, 1995.
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     3.   LOANS, INVESTMENTS, SECONDARY LIABILITIES. Make any loans or advances other than in the ordinary and normal course of its business as now conducted or make any investment in the securities of any person or other entity other than the United States Government, with the exception of investments in commercial paper of a rating not lower than "P-2" or "A-2" as rated by Standard & Poor's and Moody's, respectively, and mutual funds deemed acceptable by Bank, or guarantee or otherwise become liable upon the obligation of any person or other entity, except by endorsement of negotiable instruments for deposit or collection in the ordinary and normal course of its business.

     4. ACQUISITION OR SALE OF BUSINESS; MERGER OR CONSOLIDATION. Purchase or otherwise acquire the assets or business of any person or other entity for an amount in excess of $500,000; or liquidate, dissolve, merge or consolidate, or commence any proceedings therefor; or sell any assets except in the ordinary and normal course of its business as now conducted; or sell, lease, assign, or transfer any substantial part of its business or fixed assets, or any property or other assets necessary for the continuance of its business as now conducted, including without limitation the selling of any property or other asset accompanied by the leasing back of the same.

D. The occurrence of any of the following events of default (individually, an "Event of Default") shall, at your option, terminate your commitment to lend and make all sums of principal and interest then remaining unpaid on all Borrower's indebtedness to you immediately due and payable, all without demand, presentment or notice, all of which are hereby expressly waived:

     1. FAILURE TO PAY NOTE. Failure to pay any installment of principal of or interest on any indebtedness of Borrower to you, ten (10) days after its due date.

     2. BREACH OF COVENANT. Failure of Borrower to perform any other term or condition of this letter binding upon Borrower, where such breach has a material financial consequence, that could reasonably result in a material adverse affect on the financial condition of the Borrower.

     3. BREACH OF WARRANTY. Any of Borrower's material representations or material warranties made herein or any statement or certificate at any time given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect, that could reasonably result in a material adverse affect on the financial condition of Borrower.

     4. INSOLVENCY; RECEIVER OR TRUSTEE. Borrower shall become insolvent as defined by the Bankruptcy Code; or admit its inability to pay its debts as they mature; or make an assignment for the benefit of creditors; or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business.

     5. JUDGMENTS, ATTACHMENTS. Any money judgment, writ or warrant of attachment, or similar process shall be entered or filed against Borrower or any of its assets and shall remain unvacated, unbonded or unstayed for a period later than five days prior to the date of any proposed sale thereunder, for an amount in excess of $500,000, that could reasonably result in a material adverse affect on the financial condition of the Borrower.

     6. BANKRUPTCY. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower and, if instituted against it, shall be consented to.

     7. FINANCIAL COVENANTS. Failure to maintain minimum financial covenants as stated.
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     8.   CROSS DEFAULT. Any default occurs under any other agreement involving the borrowing of money, the extension of credit, or the lease of equipment under which Borrower may be obligated as borrower, guarantor, installment purchaser, or lessee if such default to the holder of the obligation concerned gives the right to accelerate the obligation.

E.   Miscellaneous Provisions.

     1. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of Bank or any holder of Notes issued hereunder, in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this agreement or any note issued in connection with a loan that Bank may make hereunder, are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     2. ATTORNEY'S FEES. Borrower will pay promptly to Bank without demand after notice, with interest thereon from the date of expenditure at the rate applicable to the Loan, reasonable attorneys' fees and all costs and expenses paid or incurred by Bank in collecting or compromising the Loan after the occurrence of an event of default, whether or not suit is filed. If suit is brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and court costs in addition to any other remedy or recovery awarded by the court.

     3. ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

     4. INUREMENTS. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower.

     5. APPLICABLE LAW. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California, to the jurisdiction of whose courts the parties hereby agree to submit.

     6. OFFSET. In addition to and not in limitation of all rights of offset that Bank or other holder of the Loan may have under applicable law, Bank or other holder of the Notes shall, upon the occurrence of any Event of Default or any event which with the passage of time or notice would constitute such an Event of Default, have the right to appropriate and apply to the payment of the Loan any and all balances, credits, deposits, accounts or monies of Borrower then or thereafter with Bank or other holder, within ten (10) days after the Event of Default, and notice of the occurrence of any Event of Default by Bank to Borrower.

     7. SEVERABILITY. Should any one or more provisions of the Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

     8. ACCOUNTING. All accounting terms shall have the meanings applied under generally accepted accounting principles unless otherwise specified.
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     9.   This agreement may be modified only by a writing signed by both parties hereto.



Iwerks Entertainment, Inc.

        By:
              /s/ Roy A. Wright                          6/24/96
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                                                    Date



              /s/ Guy L. Heyl                            6/24/96
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                                                    Date